Exhibit 10.14

Entrusted Loan Agreement Entered by and between th Shandong the Fifth Season Commercial
Investment Co., Ltd. (Company) and China CITIC Bank, Zibo Branch dated January 28, 2011 for RMB
300 million Yuan entrusted loan.

  Main contents:
  Contract No.: (2011) Lu Zi Yin Wei Dai Zi No.000838
  Principal: Shandong Shengli Steel Co., Ltd.
  Loan Amount (RMB): 300 million RMB Yuan
  Purpose of the Loan: working capital of the Company.
  Contract Term: January 28, 2011 to January 27, 2012
  Interest Rate: fixed annual rate of 15.000002%
  Ways of guarantee: nil
  Fee Bearing: Borrower bears the relevant fees under the agreement.
  Prepayment of the Loan: Lender’s consent should be obtained if Borrower is willing to prepay the loan.
  Liabilities of Breach of Contract: Damages; withdrawal of loan, prepayment of principal and interest before maturity; imposition of compound interest.
  Headlines of the articles omitted
  Miscellaneous
  Dispute settlement
  Effectiveness
  Validity
  Attention